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                              CERIDIAN CORPORATION

                      EMPLOYEE NON-STATUTORY STOCK OPTION

                                AWARD AGREEMENT

                         1993 Long-Term Incentive Plan


     This Agreement, dated as of February 3, 1993 (the "Date of Grant"), is between Ceridian Corporation (the "Company") and Lawrence Perlman (the "Participant"), pursuant to the 1993 Long-Term Incentive Plan of the Company (the "Plan") to evidence the grant of a Non-Statutory Stock Option (the "Option") to the Participant pursuant to the Plan. Any capitalized term used herein which is defined in the Plan shall have the same meaning as set forth therein.

1. Effective as of the Date of Grant, and subject to the other terms and conditions of this Agreement, the Company has granted to the Participant the option to purchase from the Company, and the Company has agreed to sell to the Participant, 53,315 shares of Common Stock (the "Option Shares") at a price of $14.63 per share (the "Exercise Price").

2. This Option shall become void and expire if the Participant's employment with the Company and all of its Subsidiaries terminates for any reason other than death or Disability on or before December 31, 1993, and otherwise at midnight (Minneapolis time) on the tenth anniversary of the Date of Grant. This Option is a non-statutory stock option and to the extent it becomes exercisable pursuant to the terms hereof, it shall be exercisable even though there may be outstanding an incentive stock option which is granted to the Participant at an earlier time.

3. Because this Option has been granted as a result of the Participant's election (the "Election") to receive in the form of a non-statutory stock option one-third of the cash bonus he or she would otherwise be entitled to receive pursuant to the Company's 1993 Executive Incentive Plan (the "EIP"), the Option shall become exercisable only if and to the extent that a financial performance goal justifying a payout under the EIP has been attained. The Committee shall, at its February 1994 meeting, certify which, if any, financial performance goal specified in the EIP has been satisfied, the dollar amount of the total bonus payout the Participant is entitled to receive under the EIP as a result of the satisfaction of such financial performance goal, and the dollar amount of such total bonus payout to be received in the form of a stock option as the result of the Election (the "Election Amount"). Subject to the provisions of paragraph 4 hereof, a portion of the Option Shares equal to the quotient obtained by dividing the Election Amount by one-third of the Exercise Price shall thereupon become immediately exercisable, and the balance of the Option Shares shall be forfeited and the portion



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   of the Option relating thereto shall be cancelled and of no further effect.

4. If the Participant's employment with the Company and all Subsidiaries should terminate by reason of death or Disability on or before December 31, 1993, the Committee shall determine, as provided in paragraph 3 hereof, whether the Participant would otherwise have been entitled to the payment of a bonus under the EIP as a result of the Company's attainment of an applicable financial performance goal. If the Committee determines that a bonus would have been payable, then a portion of the Option Shares shall become exercisable upon the Committee's certification of the Election Amount, such portion to be equal to the product of (a) the quotient obtained by dividing the Election Amount by one-third of the Exercise Price, and (b) a fraction, the numerator of which is the number of whole calendar months during 1993 prior to the date of such employment termination and the denominator of which is 12.

5. The timing and extent of the exercisability of this Option as specified in paragraphs 3 and 4 hereof shall not be affected by any intervening Change of Control, notwithstanding the provisions of Section 12 of the Plan as in effect on the date of any such Change of Control.

6. Notwithstanding any other provision of this Agreement, the Option shall not be exercisable prior to the expiration of six months after the Date of Grant, except in the case of death or Disability.

7. Nothing in the Plan or this Agreement shall confer upon the Participant any right with respect to continuance of employment by the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the Participant's employment at any time.

8. This Option grant, the Option forming a part thereof, and the Participant's rights under this Agreement shall be nontransferable (i.e., may not be sold, pledged, donated or otherwise assigned or transferred) by the Participant, either voluntarily or involuntarily, except by will or by applicable law, and any attempt to do so shall void this Option grant and Agreement. This Option shall be exercisable during Participant's lifetime only by the Participant or by the Participant's guardian or other legal representative.

9. Neither the Participant nor any other person shall have any rights as a stockholder with respect to any Option Shares until the Participant or other person shall have become a holder of record of such shares and, except as otherwise provided in Section 4.3 of the Plan, no adjustments shall be made for dividends or other distributions or rights as to which there is a record date preceding the date the Participant becomes the holder of record of such shares.

10.Except as specifically provided herein, this Agreement is subject to all of the terms and conditions of the Plan. Where any questions or




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   issues of interpretation arise, the Committee administering the Plan shall have sole discretion to decide such matters.

11.Any notice to be given with respect to this Option, including without limitation a notice of exercise, shall be addressed to the Company,
   Attention: Corporate Treasury at its principal executive office in Minneapolis, Minnesota, and any notice to be given to the Participant shall be addressed to the Participant at the address given beneath the Participant's signature hereto, or at such other address as either party may hereafter designate in writing to the other.

12.Any notice of stock option exercise must specify the number of shares with respect to which the Option is being exercised and be accompanied by either (i) payment in full of the purchase price for the shares exercised or (ii) a Broker Exercise Notice in form and substance satisfactory to the Company. The exercise of the Option shall be deemed effective upon receipt by Corporate Treasury of such notice and payment of the exercise price from the Participant or the broker or dealer named in the Broker Exercise Notice. Any such notice will not be deemed given until actual receipt by Corporate Treasury.

     IN WITNESS WHEREOF, Ceridian Corporation has executed this Agreement duly authorized signature, and the Participant has signed this Agreement.


     CERIDIAN CORPORATION               PARTICIPANT


     By:  /s/A. Reid Shaw               /s/Lawrence Perlman
          Assistant Secretary           (Participant's Signature)



                                        PARTICIPANT'S MAILING ADDRESS

                                        8100 34th Avenue South

                                        Minneapolis, mn 55425

















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